Contact:
Randle Reece
Director, Investor Relations
866.861.3229
______________________________________________________________________________

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2019 RESULTS
Quarterly revenue of $568 million;
GAAP EPS of $0.49 and adjusted EPS of $0.81

DALLAS & SAN DIEGO – (October 31, 2019) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in healthcare workforce solutions and staffing services, today announced its third quarter 2019 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2019	% Change Q3 2018	YTD September 30, 2019	% Change YTD September 30, 2018
Revenue	$567.6	8%	$1,635.2	2%
Gross profit	$190.0	8%	$546.3	4%
Net income	$23.5	(16)%	$86.5	(18)%
Diluted EPS	$0.49	(16)%	$1.82	(16)%
Adjusted diluted EPS*	$0.81	(4)%	$2.33	(6)%
Adjusted EBITDA*	$69.3	3%	$202.0	(1)%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	Third quarter financial results above high end of Company guidance

•	Strong demand continues with Nurse and Allied orders at a three-year high, while a tight labor market limits near-term volume growth

•	Advanced Medical, our recently acquired allied and nursing staffing business, is performing well with double-digit year-over-year revenue growth

•	Generated $72 million of free cash flow in Q3, driven in part by a reduction in DSO

•	On October 1, closed on new 8-year, $300 million unsecured debt financing to recharge the Company’s capacity for acquisitions and stock repurchases

“A solid demand environment and sound execution by the AMN team enabled us to beat expectations for revenue and earnings in the third quarter. As healthcare organizations increasingly seek total talent partners, we have been fortunate to expand and add progressive new clients. This gives us the opportunity to help clients optimize their workforce while also providing our candidates with even more attractive career opportunities,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare.
“The need for healthcare talent and workforce solutions by our clients has accelerated as labor market conditions remain very constrained. To ensure we have access to the best talent possible for our clients, we are continuing to utilize innovative recruitment strategies, and we have the ability to further leverage our expanded recruitment team from the recent Advanced acquisition,” Ms. Salka added.

Third Quarter 2019 Results
Consolidated revenue for the quarter was $568 million, an 8% increase over prior year and 6% higher than prior quarter. On an organic basis, consolidated revenue was up 1% over prior year. Revenue for the Nurse and Allied Solutions segment was $363 million, up 18% year over year (6% organic) and 9% sequentially. Travel Nurse division revenue grew 10% year over year with 4% organic growth. Allied division revenue increased 46% year over year, 11% organic.

The Locum Tenens Solutions segment reported revenue of $84 million, down by 17% year over year but up 3% sequentially. Other Workforce Solutions segment revenue was $121 million for an increase of 1% year over year, driven by growth in our interim leadership and VMS businesses.

Gross margin was 33.5%, higher by 30 basis points year over year and flat sequentially. The year-over-year variance was driven by improved gross margins in the Nurse and Allied and Other Workforce Solutions segments.

SG&A expenses were $133 million, or 23.5% of revenue, compared with $121 million, or 23.0% of revenue, in the same quarter last year. SG&A was $122 million, or 22.7% of revenue, in the previous quarter. The year-over-year increase in SG&A costs came mainly from the recent acquisitions, a higher earn-out provision and higher employee-related expenses, partly offset by lower legal reserves.

Income from operations was $40 million, or 7.0% of revenue, compared with $43 million, or 8.1% of revenue, in the same quarter last year. Adjusted EBITDA was $69 million, a year-over-year increase of 3%. Adjusted EBITDA margin was 12.2%, representing a decrease of 60 basis points year over year.

Net income was $24 million, or $0.49 per diluted share, compared with $28 million, or $0.58 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.81.

At September 30, 2019, cash and cash equivalents totaled $41 million. Cash flow from operations was $81 million for the quarter, and capital expenditures were $9 million. The Company ended the quarter with total debt outstanding of $620 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 2.2 to 1.

October Debt Refinancing
In October, AMN issued $300 million of 4.625% senior notes due in 2027 and used the proceeds to repay the Company’s revolving debt and term loan, which totaled $295 million. After these actions, the Company had total debt of $625 million and unused borrowing capacity of $383 million on its senior credit facility.

Fourth Quarter 2019 Outlook

Metric	Guidance*
Consolidated revenue	$573 - $579 million
Gross margin	33.5%
SG&A as percentage of revenue	22.5%
Operating margin	8.2%
Adjusted EBITDA margin	12.0%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin to operating margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

Revenue in the fourth quarter of 2019 is expected to be approximately 8-9% higher year over year. This guidance does not assume any material labor disruption revenue in the quarter.

Conference Call on October 31, 2019
AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its third quarter 2019 financial results and outlook on Thursday, October 31, 2019, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/eventcalendar. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 288-8960 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on October 31, 2019, and can be accessed until 11:59 p.m. Eastern Time on November 14, 2019, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 472944.

About AMN Healthcare
AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive labor analytics, revenue cycle solutions, credentialing solutions, and other services. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS.  The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our guidance for fourth quarter 2019 revenue, gross margin, SG&A expenses as a percentage of revenue and adjusted EBITDA margin, the accelerating need for healthcare talent and workforce solutions, and the labor shortage. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
The Company’s ability to meet the targets and expectations noted in our fourth quarter 2019 outlook depends upon, among other factors, our ability to (i) manage the pricing impact that the consolidation of healthcare delivery organizations may have on our business, (ii) comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (iii) implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (iv) develop and evolve our current technology offerings and capabilities, (v) recruit and retain sufficient quality healthcare professionals at reasonable costs, and (vi) consummate and effectively incorporate acquisitions into our business.
For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent

Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018
Revenue	$567,597	$526,842	$535,177	$1,635,215	$1,607,439
Cost of revenue	377,566	351,695	355,635	1,088,883	1,083,512
Gross profit	190,031	175,147	179,542	546,332	523,927
Gross margin	33.5%	33.2%	33.5%	33.4%	32.6%
Operating expenses:
Selling, general and administrative (SG&A)	133,207	121,216	121,668	374,872	341,488
SG&A as a % of revenue	23.5%	23.0%	22.7%	22.9%	21.2%

Depreciation and amortization	17,085	11,296	12,718	41,513	29,788
Total operating expenses	150,292	132,512	134,386	416,385	371,276
Income from operations	39,739	42,635	45,156	129,947	152,651
Operating margin (1)	7.0%	8.1%	8.4%	7.9%	9.5%

Interest expense, net, and other	7,830	4,649	6,065	19,568	16,360

Income before income taxes	31,909	37,986	39,091	110,379	136,291

Income tax expense	8,394	10,068	10,222	23,873	30,163
Net income	$23,515	$27,918	$28,869	$86,506	$106,128
Net income as a % of revenue	4.1%	5.3%	5.4%	5.3%	6.6%

Other comprehensive income (loss):
Foreign currency translation and other	132	133	(89)	(58)	205
Other comprehensive income (loss)	132	133	(89)	(58)	205

Comprehensive income	$23,647	$28,051	$28,780	$86,448	$106,333

Net income per common share:
Basic	$0.50	$0.59	$0.62	$1.85	$2.23
Diluted	$0.49	$0.58	$0.61	$1.82	$2.17
Weighted average common shares outstanding:
Basic	46,677	47,286	46,644	46,701	47,556
Diluted	47,607	48,529	47,424	47,600	48,859

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except per share data and operating data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018
Revenue
Nurse and allied solutions	$362,533	$306,292	$331,627	$1,031,189	$977,199
Locum tenens solutions	84,164	101,102	82,074	246,728	311,516
Other workforce solutions	120,900	119,448	121,476	357,298	318,724
	$567,597	$526,842	$535,177	$1,635,215	$1,607,439

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$47,544	$42,165	$48,694	$144,160	$137,906
Locum tenens solutions	6,156	10,992	7,128	18,985	34,321
Other workforce solutions	27,806	29,010	27,127	81,121	77,437
	81,506	82,167	82,949	244,266	249,664
Unallocated corporate overhead	12,255	14,739	16,217	42,306	45,657
Adjusted EBITDA (3)	69,251	67,428	66,732	201,960	204,007
Adjusted EBITDA margin (4)	12.2%	12.8%	12.5%	12.4%	12.7%

Depreciation and amortization	17,085	11,296	12,718	41,513	29,788
Share-based compensation (5)	2,825	1,809	3,702	11,713	7,954
Acquisition, integration, and other costs (6)	9,602	(452)	5,156	18,787	1,474
Legal settlement accrual increases (7)	—	12,140	—	—	12,140
Income from operations	39,739	42,635	45,156	129,947	152,651
Interest expense, net, and other	7,830	4,649	6,065	19,568	16,360
Income before income taxes	31,909	37,986	39,091	110,379	136,291
Income tax expense	8,394	10,068	10,222	23,873	30,163
Net income	$23,515	$27,918	$28,869	$86,506	$106,128

GAAP diluted net income per share (EPS)	$0.49	$0.58	$0.61	$1.82	$2.17
Adjustments:
Amortization of intangible assets	0.24	0.14	0.15	0.53	0.36
Acquisition, integration, and other costs (6)	0.20	(0.01)	0.11	0.40	0.03
Legal settlement accrual increases (7)	—	0.25	—	—	0.25
Equity investment fair value changes (8)	—	(0.03)	—	—	(0.03)
Debt financing related costs	—	—	—	—	0.01
Tax effect on above adjustments	(0.11)	(0.09)	(0.07)	(0.24)	(0.16)
Tax correction related to prior periods (9)	—	—	—	—	(0.05)
Tax effect of COLI fair value changes (10)	—	—	(0.01)	(0.05)	—
Excess tax benefits (11)	(0.01)	—	(0.02)	(0.13)	(0.11)
Adjusted diluted EPS (12)	$0.81	$0.84	$0.77	$2.33	$2.47

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018
Gross Margin
Nurse and allied solutions	27.9%	27.4%	27.5%	27.8%	27.2%
Locum tenens solutions	27.5%	28.4%	27.8%	27.7%	29.0%
Other workforce solutions	54.3%	52.4%	54.0%	53.7%	52.6%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (13)	10,294	8,979	9,393	9,756	9,214

Locum tenens solutions
Days filled (14)	42,700	50,069	41,563	124,759	158,089
Revenue per day filled (15)	$1,971	$2,019	$1,975	$1,978	$1,971

	As of September 30,		As of June 30,
	2019	2018	2019
Leverage ratio (16)	2.2	1.7	2.4

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	September 30, 2019	December 31, 2018	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$40,748	$13,856	$18,614
Accounts receivable, net	354,742	365,871	366,436
Accounts receivable, subcontractor	62,752	50,143	44,891
Prepaid and other current assets	48,690	52,296	49,898
Total current assets	506,932	482,166	479,839
Restricted cash, cash equivalents and investments	59,165	59,331	59,453
Fixed assets, net	100,199	90,419	86,817
Operating lease right-of-use assets	92,257	—	—
Other assets	115,482	96,152	93,206
Goodwill	586,611	438,506	438,299
Intangible assets, net	400,428	326,147	332,788
Total assets	$1,861,074	$1,492,721	$1,490,402

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$139,505	$149,603	$142,543
Accrued compensation and benefits	157,950	135,059	135,632
Current portion of notes payable	3,750	—	—
Current portion of operating lease liabilities	13,387	—	—
Deferred revenue	11,227	12,365	13,107
Other current liabilities	18,090	10,243	11,806
Total current liabilities	343,909	307,270	303,088
Revolving credit facility	146,000	120,000	150,000
Notes payable, less unamortized fees	465,899	320,607	320,416
Deferred income taxes, net	46,356	27,326	24,651
Operating lease liabilities	94,150	—	—
Other long-term liabilities	59,656	78,528	77,527
Total liabilities	1,155,970	853,731	875,682

Commitments and contingencies

Stockholders’ equity:	705,104	638,990	614,720

Total liabilities and stockholders’ equity	$1,861,074	$1,492,721	$1,490,402

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018

Net cash provided by operating activities	$80,914	$42,108	$29,077	$146,205	$168,046
Net cash used in investing activities	(12,915)	(32,698)	(204,443)	(253,606)	(271,648)
Net cash provided by (used in) financing activities	(52,845)	(36,883)	187,495	136,440	81,774
Effect of exchange rates on cash	132	133	(89)	(58)	205
Net increase (decrease) in cash, cash equivalents and restricted cash	15,286	(27,340)	12,040	28,981	(21,623)
Cash, cash equivalents and restricted cash at beginning of period	98,019	104,611	85,979	84,324	98,894
Cash, cash equivalents and restricted cash at end of period	$113,305	$77,271	$98,019	$113,305	$77,271

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Adjusted EBITDA Margin to
Guidance Operating Margin
(unaudited)

Three Months Ended
December 31, 2019

Adjusted EBITDA margin (17)	12.0%
Deduct:
Share-based compensation	0.6%
Acquisition, integration, and other costs	0.2%
EBITDA margin	11.2%
Depreciation and amortization	3.0%
Operating margin	8.2%

(1)	Operating margin represents income from operations divided by revenue.

(2)
Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs, extraordinary legal expenses, legal settlement accrual increases and share-based compensation.

(3)
Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs, extraordinary legal expenses, legal settlement accrual increases and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indentures governing our 5.125% Senior Notes due 2024 and our 4.625% Senior Notes due 2027. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

(5)
Share-based compensation for the nine months ended September 30, 2019 was impacted by two modifications during the first quarter and effective in 2019, a new vesting condition that resulted in accelerated expense recognition.

(6)
Acquisition, integration, and other costs of $9,602,000 and $18,787,000 for the three and nine months ended September 30, 2019, respectively, include net increases in the fair value of contingent consideration liabilities for recently acquired companies of $4,441,000 and $2,283,000, respectively, and extraordinary legal expenses of approximately $2,100,000 and $6,700,000, respectively. Beginning in 2019, we exclude the impact of extraordinary legal expenses from the calculation of adjusted EBITDA because we believe that these expenses are not indicative of the Company’s operating performance.

(7)
During the third quarter of 2018, the Company recorded increases to its legal accruals established in connection with settlement agreements entered into during September and October 2018 in two class actions related to wage and hour claims, both of which were paid during 2019. For the three months ended September 30, 2018, the increases amounted to $12,140,000. Since the settlements are largely unrelated to the Company’s operating performance, we excluded the impact on adjusted EBITDA and adjusted diluted EPS for the three months ended September 30, 2018. Amounts recorded in prior quarters in these two class actions and legal accruals related to other matters are immaterial and their impact was not excluded from adjusted EBITDA or adjusted diluted EPS.

(8)
As a result of the adoption of a new accounting pronouncement on January 1, 2018, the Company now measures equity investments, except those accounted for using the equity method of accounting, at fair value with changes in fair value recognized through net income. For the three and nine months ended September 30, 2018, changes in fair value of equity investments recognized in interest expense, net, and other were $1,359,000. Since this favorable change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted diluted EPS for the three and nine months ended September 30, 2018.

(9)
During the first quarter of 2018, the Company recorded a net tax benefit of $2,501,000 to adjust for an immaterial out-of-period error identified in that quarter related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance for years ended December 31, 2015 through December 31, 2017. These fair value changes had not previously been included as a benefit in the tax provision of the related years.

(10)
The Company recorded a net tax benefit of $162,000 and $2,264,000 related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance for the three and nine months ended September 30, 2019, respectively. Since these changes in fair value are unrelated to the Company’s operating performance, we exclude the impact on adjusted diluted EPS.

(11)
The consolidated effective tax rate for the three and nine months ended September 30, 2019 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $576,000 and $5,000 for the three months ended September 30, 2019 and 2018, respectively. For the nine months ended September 30, 2019 and 2018, excess tax benefits recorded as a reduction of income tax expense were $6,118,000 and $5,099,000, respectively. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we exclude their impact on adjusted diluted EPS.

(12)
Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of the (A) amortization of intangible assets, (B) acquisition and integration costs, (C) extraordinary legal expenses, (D) legal settlement accrual increases, (E) changes in fair value of equity investments since January 1, 2018, (F) deferred financing costs, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits relating to equity awards vested and exercised since January 1, 2017, and (I) correction of prior periods error. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(13)
Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented. Excluding Advanced Medical, which was acquired during the second quarter of 2019, the average healthcare professionals on assignment was 9,125 and 9,307 for the three and nine months ended September 30, 2019, respectively.

(14)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(15)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.

(16)
Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.

(17)	Guidance percentage metrics are approximate.